                   Exhibit 10(iii)(A)(7)
              DEFERRED COMPENSATION AGREEMENT
              -------------------------------

     THIS AGREEMENT is made on the 23rd day of December
                                   ----
1996, by and between CLIPPER CRUISE LINE, INC., a Delaware corporation (hereinafter referred to as the "Corporation"), on behalf of and with the authority of the Combined Clipper Group as hereinafter identified and defined, and PAUL H. DUYNHOUWER, an individual, residing in the County of St. Louis, State of Missouri (hereinafter referred to as "Employee").
     WHEREAS, Employee has been employed by the Corporation since August 1, 1989;
     WHEREAS, Employee has been and is interested in reducing his compensation in exchange for potential benefits to be received at a later point in time;
     WHEREAS, the Corporation and Employee entered into a deferred incentive bonus arrangement on March 8, 1991, effective January 1, 1990, entitled Memorandum of Agreement, which has been subsequently amended on October 1, 1994 (hereinafter collectively "Memorandum of Agreement");
     WHEREAS, the Corporation wishes to continue to offer Employee the opportunity of future benefits as encouragement for continued performance; and
     WHEREAS, except for the effective date, the Corporation and Employee wish to revise and restate in its entirety the Memorandum of Agreement as hereinafter provided.
     NOW, THEREFORE, for and in consideration of the above premises and the mutual promises and covenants contained herein the parties agree as follows:
     1.   The Corporation agrees to continue to employ
Employee and Employee agrees to continue to serve the Corporation in such capacity as the Board of Directors of the Corporation

(hereinafter "Board") may designate from time to time, as has been the arrangement since August 1, 1989, and continuing to the present and continuing in the future until terminated by either party on at least one hundred eighty (180) days advance written notice to the other party.
     2. Employee will devote such an amount of his time, attention, skill and efforts as may be reasonably necessary to the performance of his duties for the Corporation during the term of his employment with the Corporation.
     3. In addition to such regular salary (which salary shall increase by 5% on August 1, 1997, August 1, 1998, and
August 1, 1999) and other compensation as may be agreed to between the Corporation and Employee from time to time independent of this Agreement, the Corporation agrees that Employee will be eligible to receive a bonus in an amount determined below:
          (a) Subject to the provisions hereof and to the vesting schedule and other provisions of paragraph 4 hereof, Employee will accrue a bonus for each full calendar year during which he is employed by the Corporation between 1990 and 1999. The parties agree that Exhibit 1 hereto properly calculates this bonus for the years 1990 through 1995. For each full calendar year that the Employee is employed by the Corporation between 1996 and 1999, the bonus shall be calculated as follows:
               (i)    Fifty Thousand Dollars ($50,000.00); plus
               (ii)   Five percent (5%) of the first One
          Million Dollars ($1,000,000.00) of the Pre-Tax
          Earnings (as defined in subparagraph (b) hereof), of the Combined Clipper Group (as defined in subparagraphs (d) hereof); plus
               (iii)  Ten percent (10%) of the Pre-Tax
          Earnings of the Combined Clipper Group in excess of One Million Dollars ($1,000,000.00).

          (b)  For purposes of this Agreement, Pre-Tax
     Earnings shall mean the net income or loss before taxes of the Combined Clipper Group as shown on the audited financial statements of the Combined Clipper Group, adjusted:
               (i) to exclude any interest expense charged to the Combined Clipper Group by Windsor, Inc., or Intrav, Inc., or any other affiliate of Windsor, Inc., or Intrav, Inc., as long as any such company is the sole shareholder of the companies in the Combined Clipper Group;
               (ii) to exclude any corporate management charges or allocations of corporate expenses in excess of One Hundred Twenty-Five Thousand Dollars ($125,000.00), as indexed for years subsequent to 1991 by the Consumer Price Index; provided, however, the exclusion created by this subparagraph (iii) shall not apply to expenses apportioned among the Combined Clipper Group for the proportionate share of items billed in total for the Corporation and other Windsor, Inc., or Intrav, Inc., subsidiaries or affiliates, including Windsor Building rent, insurance costs, and employee benefit program administrative costs;
               (iii) to exclude, for the year in which it is made, the payment to Employee set forth in paragraph 6 below; and
               (iv) to exclude depreciation and interest expenses related to the Yorktown Clipper and the Nantucket Clipper (including but not limited to expenses related to the early retirement of the debt on said vessels); provided, however, that in lieu of the actual depreciation and interest expenses for the Yorktown Clipper and the

          Nantucket Clipper, the following amounts will be charged as the combined depreciation and interest expenses for the year specified:

                    1996                  $2,300,000
                    1997                  $2,214,000
                    1998                  $2,118,000
                    1999                  $2,011,000

     The Corporation will provide to Employee a statement outlining the manner of the Pre-Tax Earnings calculation and the results of the calculation no later than sixty
     (60) days subsequent to the end of each calendar year from 1996 to 1999.
          (a) If the Pre-Tax Earnings of the Combined Clipper Group for any calendar year covered by this Agreement are a loss, such negative amount will be carried forward to reduce any Pre-Tax Earnings of subsequent years for purposes of computing the annual bonus amount referenced in subparagraph (a) above. Notwithstanding the foregoing if any Pre-Tax Earnings loss is due to loss of revenue arising from damage to ships and therefore the inability of said ships to make any journeys (an example of such an event is the Alaskan Rock Incident in 1993 where the Yorktown Clipper, after an accident, could not be used for a substantial period of time and many booked trips had to be canceled creating a loss of revenue) then the Pre-Tax Earnings loss to the extent it arises from such unusual incident will not be carried forward to future years and therefore will not reduce Pre-Tax Earnings in subsequent years. Any unapplied loss carry-forwards at the end of the term of this Agreement will expire without effect on prior years' annual bonus computations.
          (b) For purposes of this Agreement, the Combined Clipper Group consists of the Corporation, Republic Cruise Line, Inc., a Delaware corporation, Liberty Cruise Line, Inc., a Delaware corporation, Clipper Adventure Cruises, Inc., a Delaware corporation, and any successors thereto.

          (c) The bonus amounts as defined and calculated hereunder, as vested, will accrue ten percent (10%) interest per year compounded annually for each year from the first day of the year following the year for which the bonus was earned.
     2. The annual bonus accumulated from year to year is hereinafter referred to as the Deferred Compensation Amount which shall be administered as follows:
          (a) Yearly, as of December 31, of each year, the Corporation shall credit to a book reserve (hereinafter referred to as the "Deferred Compensation Account") established for this purpose, the vested portion of the bonus amount as described in this Agreement (including the vested portion of any interest thereon), until said amount is paid to Employee or his designated beneficiary(ies).
          (b) Title to and beneficial ownership of the Deferred Compensation Account and all funds, if any, contained therein shall at all times remain the sole property of the Corporation. Employee and his designated beneficiary(ies) shall not have any property interest whatsoever in said investment vehicle or in any other specific assets of the Corporation.
          (c) The Employee shall be vested in the Deferred Compensation Amount pursuant to the following schedule:

               Year of Service       Percentage
               ---------------       ----------
                    1990                10%
                    1991                20%
                    1992                30%
                    1993                40%
                    1994                50%
                    1995                60%
                    1996                70%
                    1997                80%

                             -6-

                    1998                90%
                    1999                100%

          Credit toward vesting shall be given for all years where the Employee is employed on January 1 of such year and continues to be employed through at least July 2 of such year; provided, however, that credit shall not be given for any year during which or after the year in which the Employee gives notice of his intent to resign his employment.
          If Employee's employment terminates due to death or disability, then the Employee shall become one hundred percent (100%) vested in the Deferred Compensation Amount.
     1. The Employee shall be entitled to the vested balance of the Deferred Compensation Amount, paid on the date and in the manner specified below:
          (a) Except as provided in subparagraph (b), the Employee shall be entitled to the vested portion of the Deferred Compensation Amount payable in a lump sum on April 1, 2000.
          (b)  Notwithstanding the provisions of subparagraph
     (a), if Employee's employment with the Corporation terminates prior to January 1, 2000, the vested portion of the Deferred Compensation Amount shall be paid to the Employee or the Employee's beneficiary within ninety (90) days of the termination.

     1. The parties acknowledge that it is presently anticipated that the stock of the Combined Clipper Group will be sold by Windsor, Inc., to Intrav, Inc., effective
December 31, 1996. In lieu of any other consideration to which Employee might be entitled due to this transaction, including but not limited to consideration that might be due to him under the Memorandum of Agreement, Employee will be paid a lump sum of One Million Dollars ($1,000,000), from which all applicable payroll taxes and other deductions will be made, on the later of December 31, 1996, or the date that the stock of the Combined Clipper Group is sold by Windsor, Inc., to Intrav, Inc. Assuming that the payment called for in this Paragraph 6 is made, the parties agree that nothing in this Deferred Compensation Agreement or in any other contract in existence between them gives Employee a right to any monies as a result of any subsequent or other change of control of the Corporation or of the Combined Clipper Group, and that if any such right does exist, it is hereby superseded and extinguished. In the event that the payment called for in this Paragraph 6 is not made on or before January 31, 1997, the parties agree that they will negotiate in good faith to clarify the change of control provision in the Memorandum of Agreement.
     2. Employee shall have the right to designate a beneficiary or beneficiaries to receive benefits hereunder in the case of Employee's death. The beneficiary(ies) referred to in this Paragraph may be designated or changed by Employee (without the consent of any prior beneficiary or the Corporation) on a form provided by the Corporation and delivered to the Corporation before Employee's death. If no such beneficiary shall have been designated or no designated beneficiary shall survive Employee, the payments payable under paragraph 3 shall be payable to Employee's probate estate.

     3. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and Employee, his designated beneficiary(ies) or any other person. Any funds which may be invested under the provisions of this Agreement shall continue for all purposes to be a part of the general funds of the Corporation and no person other than the Corporation shall, by virtue of the provisions of this Agreement, have any interest in such funds or in any assets in which said funds are invested. To the extent that any person acquires a right to receive payments from the Corporation under this Agreement, said rights shall be no greater than the rights of any unsecured general creditor of the Corporation.

     4. The right of Employee or any other person to the payment of deferred compensation or other benefits under this Agreement shall not be assigned, transferred, pledged, or encumbered except by Will or by the laws of descent and distribution.
     5. Nothing contained in this Agreement shall be construed to alter Employee's status as an at-will employee of the Corporation.
     6. Any deferred compensation payable under this Agreement shall not be deemed salary or other compensation to Employee for the purpose of computing benefits to which Employee may be entitled under any pension plan or other arrangements of the Corporation for the benefit of its employees. Furthermore, the Corporation agrees not to treat the amount of any deferred compensation payable under this Agreement as salary for purposes of deducting said amount on its corporate income tax return or making any withholding on said amount for Employee's benefit or for the purposes of Social Security until said amount is received by Employee (except for Medicare tax withholdings or any other taxes required to be withheld by law).
     7. The Corporation agrees to file all necessary returns and reports by the laws of the United States or the State of Missouri in regard to this Deferred Compensation Agreement or any fund created under this Agreement.
     8. Any notice required to be sent pursuant to the terms of this Agreement shall be deemed delivered if sent to the other party by first class, U.S. Mail, postage prepaid to the following address:

     To the Corporation:      Clipper Cruise Line, Inc.
                              7711 Bonhomme Avenue
                              St. Louis, Missouri 63105

     Employee:                Paul H. Duynhouwer

                              10603 Greywick Lane
                              St. Louis, Missouri 63141

Any party may change their address listed herein by sending the other party notice of such change in the same manner as all other notices under this Agreement.
     1. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors, subsidiaries and assigns, and the Employee and his heirs, executors, administrators and legal representatives.
     2. This Agreement shall be construed in accordance and governed by the laws of the State of Missouri.
     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set his hand as of the day and year first above written.
                              CORPORATION:

                              CLIPPER CRUISE LINE, INC.


                              By:  /s/ Wayne L. Smith
                                 ------------------------------
                              Title: Director
                                    ---------------------------

                              EMPLOYEE:


                                 /s/ Paul H. Duynhouwer
                              ---------------------------------
                              PAUL H. DUYNHOUWER